Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction of Organization
Hines Global REIT II Properties LP	Delaware
HGREIT II 2819 Loker GP LLC	Delaware
HGREIT II 2819 Loker LP	Delaware
Hines GREIT II Ireland Fund Irish Collective Asset-Management Vehicle	Dublin
HGREIT II Bishops Holdings LLC	Delaware
Hines Global REIT II 891 Coronado LLC	Delaware
HGREIT II Cottonwood Center LLC	Delaware
HGREIT II Goodyear Crossing LLC	Delaware
HGREIT II Edmondson Road LLC	Delaware
HGREIT II Madison Road LLC	Delaware
HGREIT II Montrose LLC	Delaware
HGREIT II Montrose OpCo LLC	Delaware
HGREIT II Montrose Services LLC	Delaware
HGREIT II Reading LLC	Delaware